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                                                                   EXHIBIT 99.1


[Reliant Resources, Inc. Logo]

FOR MORE INFORMATION:               PAT HAMMOND - MEDIA        (713) 497-7723
                                    DENNIS BARBER - INVESTORS  (713) 497-3042

FOR IMMEDIATE RELEASE:              JUNE 13, 2003


     SOARING NATURAL GAS PRICES LEAD RELIANT TO REQUEST FUEL FACTOR INCREASE
      IF APPROVED, HOUSTON AREA `PRICE-TO-BEAT' FIXED FOR REMAINDER OF 2003


HOUSTON, TX - Citing a 23 percent increase in natural gas prices since January, Reliant Energy has asked the Public Utility Commission of Texas for permission to increase its price for Houston-area residential electricity customers by 9 percent.

"Natural gas prices have doubled in the last year-and-a-half because of tight supplies and dwindling storage inventories," said Brian Landrum, president of Reliant Energy Retail Services. "Electric companies and customers in Texas and across the country are seeing price increases as a result of these market conditions."


Natural gas is one of the primary fuels used to generate electricity. So, in markets like Texas, electricity prices are driven largely by the price of natural gas. Reliant Energy's current fuel factor is based on a January 2003 natural gas price of $4.96 per MMBtu. The requested fuel factor is based on a natural gas price of $6.10 per MMBtu.

In testimony this week before the House Energy and Commerce Committee, Federal Reserve Chairman Alan Greenspan discussed the impact of higher natural gas prices on the economy. "Today's tight gas markets have been a long time coming," Greenspan said. "We are not apt to return to earlier periods of relative abundance and low prices any time soon." Assuming the new fuel factor is approved, Reliant Energy's price for residential and small commercial customers in the Houston area will be fixed for the rest of the year, even if gas prices continue to rise.

A typical residential customer using 1,000 kWh will see an increase of about $9 per month. The new price will go into effect only after being approved by the Public Utility Commission, which is expected to occur in late July or early August.

                                     -more-

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Programs are available to help offset the impact of higher bills for customers who qualify. Low-income customers may qualify for a discount on their electric bills through the state-administered energy assistance program called LITE-UP Texas. Information on the LITE-UP Texas program is available online at www.puc.state.tx.us/ocp/lowincasst.cfm or by calling Reliant Energy.

In addition, Reliant Energy offers balanced billing to help even out monthly payments that can spike as a result of higher summer electric usage. Reliant Energy also offers in-depth information on how to save energy on the Energy Savings Center portion of its website. Information on these and other convenient and money-saving offers is available at www.reliant.com.

Reliant Energy Retail Services, a unit of Reliant Resources, provides electric service to residential and small business customers throughout Texas, marketing those services under the Reliant Energy brand name. Reliant Resources, Inc. (NYSE: RRI), based in Houston, Texas, provides electricity and energy services to retail and wholesale customers in the U.S. and Europe. The company provides a complete suite of energy products and services to approximately 1.7 million electricity customers in Texas. Its wholesale business includes approximately 22,000 megawatts of power generation capacity in operation, under construction or under contract in the U.S. The company also has nearly 3,500 megawatts of power generation in operation in Western Europe. For more information, visit our web site at www.reliantresources.com.


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